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                                                                     EXHIBIT 99

                                MONSANTO COMPANY AND SUBSIDIARIES

                      COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                      (DOLLARS IN MILLIONS)
                                      NINE MONTHS
                                         ENDED
                                     SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                    --------------      ----------------------------------------
                                    1997      1996      1996     1995     1994     1993     1992
                                    ----      ----      ----     ----     ----     ----     ----
Income from continuing
  operations before provision
  for income taxes..............    $369<FB> $  897     $553<FB> $645     $636     $427     $(213)<FB>
Add
  Fixed charges.................     159        134      175      181      145      151       197
  Less capitalized interest.....     (13)        (7)      (9)      (5)      (4)      (7)      (11)
  Dividends from
    affiliated companies........       2          6       14        9        2        5         5
Less equity income (add equity
  loss) of affiliated
  companies.....................     (18)        (4)      24      (17)     (21)     (20)       (1)
                                    ----     ------     ----     ----     ----     ----     -----
    Income as adjusted..........    $499     $1,026     $757     $813     $758     $556     $ (23)
                                    ====     ======     ====     ====     ====     ====     =====

Fixed charges
  Interest expense..............    $111     $   94     $119     $132     $100     $101     $ 140
  Capitalized interest..........      13          7        9        5        4        7        11
  Portion of rents
    representative of interest
    factor......................      35         33       47       44       41       43        46
                                    ----     ------     ----     ----     ----     ----     -----
    Fixed charges...............    $159     $  134     $175     $181     $145     $151     $ 197
                                    ====     ======     ====     ====     ====     ====     =====

Ratio of earnings to fixed
  charges.......................    3.14       7.67     4.33     4.49     5.23     3.68        <FA>
                                    ====     ======     ====     ====     ====     ====     =====

-------

<FA> Earnings were inadequate to cover fixed charges by $220 million.

<FB> Includes charges for acquired in-process research and development, restructuring and other unusual items of $609 million for the nine months ended September 30, 1997, and $376 million and $579 million for the years ended December 31, 1996 and 1992, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 6.97, 6.47, and 2.82 in 1997, 1996 and 1992, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1995, 1994 and 1993.
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